Exhibit 99.1 Tier Technologies, Inc. 11130 Sunrise Valley Drive, Suite 300 Reston, VA 20191 CONTACT: Ronald Johnston, Chief Financial Officer rjohnston@tier.com (571) 382-1000

Tier Technologies Completes the Sale of All Auction Rate Securities

RESTON, Va., July 6, 2010 – Tier Technologies, Inc. (NASDAQ: TIER) announced today that it has completed the sale of $31.3 million of auction rate security investments.  In November 2008, Tier entered into a rights agreement with its investment manager, UBS AG, which allowed Tier to sell its existing auction rate securities to UBS for a price equal to par value plus accrued but unpaid interest, at any time during the period from June 30, 2010 through July 2, 2012.  This agreement also granted UBS the sole discretion and right to sell or otherwise dispose of Tier’s eligible auction rate securities at any time, without prior notification, so long as Tier received a payment of par value.  Tier began to sell its auction rate securities beginning in June 2009.  On June 30, 2010, Tier formally exercised its rights under the rights agreement to sell the auction rate securities remaining in its portfolio to UBS.  As of June 30, 2010, Tier has liquidated all of its auction rate securities and has invested the proceeds in liquid short term investments.

About Tier Technologies, Inc.

Tier Technologies, Inc. is a leading provider of electronic payment solutions in the biller direct market.  Headquartered in Reston, Virginia, the company provides over 3,900 electronic payment clients in all 50 states and the District of Columbia with enhanced payment services that include multiple payment choices, payment channels, and bill payment products and services.  Tier serves clients in multiple markets including federal, state, and local governments, educational institutions, utilities and commercial clients through its subsidiary, Official Payments Corporation.  For more information, see www.tier.com and www.officialpayments.com.